SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant   X
                        -----
Filed by a Party other than the Registrant ___
Check the appropriate box:
___ Preliminary Proxy Statement     ___ Confidential, for Use of the Commission
                                        Only (as permitted by Rule 14a-6(e)(2))
 X  Definitive Proxy Statement
___ Definitive Additional Materials
___ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                  MUNICIPAL MORTGAGE AND EQUITY, L.L.C.
             (Name of Registrant as Specified In Its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

 X  No fee required.
___ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:


------------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:


------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:


------------------------------------------------------------------------------

(5) Total fee paid:


------------------------------------------------------------------------------

___ Fee paid previously with preliminary materials.
___ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount previously paid:


------------------------------------------------------------------------------

(2)  Form, Schedule or Registration Statement No.:


------------------------------------------------------------------------------

(3)  Filing Party:


------------------------------------------------------------------------------

(4)  Date Filed:


------------------------------------------------------------------------------

                      MUNICIPAL MORTGAGE AND EQUITY, L.L.C.
                               Baltimore, Maryland
                                   May 5, 1999

                           NOTICE OF ANNUAL MEETING

      NOTICE IS HEREBY GIVEN that the Annual Meeting of the holders of Growth Shares and Term Growth Shares (the "Shareholders") of Municipal Mortgage and Equity, L.L.C., a Delaware limited liability company (the "Company" or "MuniMae"), will be held at the following location, on May 5, 1999, beginning at 9:00 a.m.:

      Municipal Mortgage and Equity, L.L.C.
      218 N. Charles St., Suite 500
      Baltimore, Maryland 21201

      THE PURPOSE of the Annual Meeting will be:

      1. To elect two members of the Board of Directors to hold office for three-year terms expiring at the annual meeting for the fiscal year ending December 31, 2002;

      2. To consider and act upon a proposal to approve an amendment to the Company's Amended and Restated Certificate of Formation and Operating Agreement in order to change the name of the Company to "Municipal Mortgage & Equity, LLC" as adopted and recommended by the Board of Directors;

      3. To consider and act upon a proposal to approve an amendment to the Company's Amended and Restated Certificate of Formation and Operating Agreement in order to change the name of the Company's Growth Shares to "Common Shares" as adopted and recommended by the Board of Directors; and

      4. To consider and act upon any other matter which may properly come before the meeting or any adjournment thereof.

      All Shareholders are cordially invited to attend the Annual Meeting. The record date for determining those Shareholders entitled to vote at the Annual Meeting is March 25, 1999. A review of the Company's operations for the year ended December 31, 1998 will be presented. The 1998 Annual Report to Shareholders is enclosed.

                                            By Order of the Board of Directors,

                                            Thomas R. Hobbs
                                            Secretary
Baltimore, Maryland
March 25, 1999

IMPORTANT - Whether or not you plan to attend the meeting in person, you can help in the preparation for the meeting by filling in and signing the enclosed proxy and promptly returning it in the enclosed envelope. If you are unable to attend, your shares will be voted as directed by your proxy. If you do attend the meeting, you may vote your shares even though you have sent in your proxy.

                      MUNICIPAL MORTGAGE AND EQUITY, L.L.C.
                      Corporate Office and Mailing Address:
                       218 North Charles Street, Suite 500
                            Baltimore, Maryland 21201

                                PROXY STATEMENT

      This proxy statement is furnished in connection with the solicitation of proxies by Municipal Mortgage and Equity, L.L.C. (hereinafter the "Company" or "MuniMae") from holders of Growth Shares and Term Growth Shares (the "Shareholders") for the Annual Meeting of Shareholders to be held on May 5, 1999. The cost of soliciting such proxies will be borne by the Company. Brokers and other persons will be reimbursed for their reasonable expenses in forwarding proxy materials to Shareholders who have a beneficial interest in Growth Shares registered in the names of nominees.

      The enclosed proxy, if executed and returned, may be revoked at any time prior to the meeting by executing a proxy bearing a later date or by written notice to the Secretary of the Company. The power of the proxy holders will also be revoked if the Shareholder executing the proxy appears at the meeting and elects to vote in person. Executed proxies confer upon the persons appointed as proxies discretionary authority to vote on all matters which may properly come before the meeting including motions to adjourn the meeting for any reason.

      In accordance with the Company's By-Laws, the stock transfer records were compiled on March 25, 1999, the record date set by the Board of Directors for determining the Shareholders entitled to notice of, and to vote at, this meeting and any adjournment thereof. On that date, there were 16,879,147 outstanding Growth Shares (no par value) and 2,000 outstanding Term Growth Shares. The holders of the outstanding Growth Shares and Term Growth Shares at the close of business on March 25, 1999 will be entitled to one vote for each share held by them as of such date.

      The presence of the holders of a majority of the issued and outstanding Growth Shares and Term Growth Shares entitled to vote at the Annual Meeting, either in person or represented by properly executed proxies, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. If there are not sufficient shares represented in person or by proxy at the meeting to constitute a quorum, the meeting may be postponed or adjourned in order to permit further solicitation of proxies by the Company. Proxies given pursuant to this solicitation and not revoked will be voted at any postponement or adjournment of the Annual Meeting in the manner described above. Under the rules of the New York Stock Exchange, Inc. (the "Exchange"), brokers holding shares for beneficial owners have authority to vote on certain matters when they have not received instructions from the beneficial owners, and do not have such authority as to certain other matters (so-called "broker non-votes").

      An abstention is deemed "present" but is not deemed a "vote cast." As a result, abstentions and broker "non-votes" are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Broker "non-votes" and the shares as to which a stockholder abstains are included in determining whether a quorum is present.

      This proxy statement and the enclosed proxy are first being sent or given to Shareholders on approximately March 30, 1999.

                              ELECTION OF DIRECTORS
                                (Proposal No. 1)

      The Company's Amended and Restated Certificate of Formation and Operating Agreement (the "Operating Agreement") generally provides that the Board of Directors shall consist of at least five and no more than 15 members, with the number of seats on the Board to be determined from time to time by resolution of the Board. The number of directors on the Board is currently set at seven, with
(i) six of the directors divided into three classes, the members of which are elected by the holders of the Growth Shares and Term Growth Shares for staggered three-year terms, and (ii) one director (the "Specially Appointed Director") who may be appointed by the Dissolution Shareholder (see "Certain Relationships and Related Transactions"). As of the date of this proxy statement, the seat reserved for the Specially Appointed Director is vacant. The terms of two directors, Messrs. Joseph and Baum, expire in 1999 and both Mr. Joseph and Mr. Baum, directors since 1996, have been nominated for re-election at the Annual Meeting.

      The names, ages, terms of office and certain other information as of March 12, 1999 with respect to the persons nominated for election as directors and other persons serving as directors are as follows:

Information Concerning Nominees for Terms Expiring 2002:

      Mark K. Joseph, age 60, has served as Chairman of the Board and Chief Executive Officer of the Company since August 1996. He also served as the President and a director of the Managing General Partner of the SCA Tax Exempt Fund Limited Partnership, the Company's predecessor (the "Predecessor"), from 1986 through 1996. Mr. Joseph is Chairman of the Board and founder of The Shelter Group, a real estate development and property management company. Mr. Joseph serves on the Boards of the Greater Baltimore Committee, Provident Bankshares Corporation and the Associated Jewish Charities. Mr. Joseph is also the President and one of five directors of the Shelter Foundation, a public non-profit foundation that provides housing and related services to families of low and moderate income.

      Charles C. Baum, age 57, a director of the Company since August 1996, has been Chairman and CEO of the Morgan Group, Elkhart, Indiana, since 1992. Morgan is the nation's leader in providing transportation and other services to the manufactured housing and recreational vehicle industries. Since 1973, Mr. Baum has also been Chief Financial Officer of United Holdings Co., Inc. and its predecessors. United Holdings was involved in the metal business until 1990 when it shifted its focus to become a firm which primarily invests in real estate and securities. Mr. Baum is also a director of Gabelli Asset Management, Inc. (an investment advisor) and Shapiro Robinson & Associates (a firm which represents professional athletes).

                 THE BOARD OF  DIRECTORS  RECOMMENDS  A VOTE
       FOR THE  ELECTION OF THE  NOMINEES  FOR  ELECTION AS DIRECTORS.

  Information Concerning Directors whose Terms Expire in 2000:

      Richard O. Berndt, age 56, a director of the Company since August 1996, has been the managing partner of the law firm of Gallagher, Evelius & Jones located in Baltimore, Maryland since 1976. Mr. Berndt has extensive experience in corporate and real estate law. Mr. Berndt serves on the Boards of Mercantile Bankshares Corporation, Financial Administration for the Archdiocese of Baltimore and Mercy Medical Center, Inc. Gallagher, Evelius & Jones provides corporate and real estate related legal services to the Company.

      Robert S. Hillman, age 59, a director of the Company since August 1996, has been a member of the law firm of Whiteford, Taylor and Preston, L.L.P., which has offices in Baltimore, Maryland and Washington, D.C., since 1986. Formerly the Executive Partner of the 135-attorney firm, Mr. Hillman has extensive experience in municipal finance, real estate, labor and employment law. He is presently on the Boards of the B&O Railroad Museum, the Babe Ruth Museum and the U.S.F. Constellation Foundation. He is also president of H & V Publishing, Inc.

Information Concerning Directors whose Terms Expire in 2001:

      William L. Jews, age 47, a director of the Company since August 1996, has been President and Chief Executive Officer of CareFirst Blue Cross Blue Shield, since the merger between Blue Cross/Blue Shield of Maryland and Blue Cross/Blue Shield of National Capital Area on January 16, 1998. Prior to the merger, Mr. Jews was President and Chief Executive Officer of Blue Cross/Blue Shield of Maryland since 1993. Mr. Jews serves on the Boards of Directors of National Blue Cross/Blue Shield Association, Crown Central Petroleum, Inc., The Ryland Group, The Federal Reserve Bank of Richmond and EcoLab, Inc. He is also a board member of the Baltimore County Revenue Authority and the Maryland Health Care Foundation Board of Trustees.

      Carl W. Stearn, age 66, has been a director of the Company since August 1996. Mr. Stearn is Chairman of the Executive Committee of Provident Bankshares Corporation. Prior to his retirement on April 15, 1998, Mr Stearn was the Chairman and Chief Executive Officer of Provident Bankshares Corporation and Chief Executive Officer of Provident Bank of Maryland since 1990. Mr. Stearn serves on the Boards of Directors of the University of Maryland School of Medicine Board of Visitors, Project Life and the Maryland Academy of Sciences.

      During 1998, the Board of Directors held two special meetings (one telephonic) and six regular meetings. There were four committee (two telephonic) meetings during 1998. Each director attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he served. The Board has established certain committees as follows:


      1. Compensation Committee. The Compensation Committee, composed of Messrs. Hillman (Chairman), Stearn, Baum and Joseph, met two times during 1998. Its functions are to determine the compensation of certain officers of the Company, including but not limited to base compensation, incentive compensation and bonus compensation.

      2. Audit Committee. The Audit Committee, composed of Messrs. Stearn (Chairman), Jews, Berndt, Baum and Joseph, met two times during 1998. Its duties are to select an independent accountant for the Company and to oversee the work of such independent accountant. Effective June 3, 1998, Mr. Joseph resigned from the Audit Committee in order to comply with Exchange rules concerning the composition of its listed companies' audit committees, which were different then the American Stock Exchange (the "AMEX") rules.

      3. Share Incentive Committee. The Share Incentive Committee, a subcommittee of the Compensation Committee, met immediately following each Compensation Committee meeting. Its functions are to determine awards under the Company's Share Incentive Plans.

      The Company does not have a standing nominating committee of the Board of Directors, or any committee performing a similar function.

Vote Required for Approval

      The affirmative vote of a majority of the holders of the outstanding Growth Shares and Term Growth Shares (voting together as one class) present in person or represented by duly executed proxies at the Annual Meeting is necessary for the election of a nominee as a director of the Company. Shares represented by an executed proxy in the form enclosed will, unless otherwise directed, be voted for the election of the two persons nominated to serve as directors. Shares represented by proxies which are marked "WITHHOLD" will be excluded entirely from the vote and will have no effect.

Compensation of Directors

      The Company pays its directors who are not officers of the Company fees for their services as directors. Such directors receive annual compensation of $12,000 plus a fee of $500 for attendance at each meeting of the Board of Directors (including telephonic board meetings) and, effective April 15, 1997, each committee meeting. This compensation may be changed by the Board of Directors. Officers of the Company who are directors are not paid any director fees.

      In addition, non-employee directors are granted options for Growth Shares and may elect to receive Growth Shares or deferred Growth Shares in lieu of fees under the 1996 Non-Employee Directors' Share Plan (the "1996 Directors' Plan") and the 1998 Non-Employee Directors' Share Plan(the "1998 Directors' Plan," and collectively with the 1996 Directors' Plan, the "Directors' Plans"). Under the 1996 Directors' Plan, each non-employee director was granted an option to purchase 2,500 Growth Shares following the merger of the Predecessor with the Company, and the Directors' Plans provide that each such non-employee director will receive an option to purchase 2,500 Growth Shares (i) upon his initial election or appointment, and (ii) on the date of each Annual Meeting of Shareholders. Such options have and will have exercise prices equal to the fair market value of Growth Shares on the date of grant, and expire and will expire at the earlier of 10 years after the date of grant or one year after the optionee ceases serving as a director. Such options become and generally will become exercisable one year after grant, subject to earlier exercisability in the event of death, disability, or a change in control (as defined), and will be forfeited in the event of cessation of service as a director within 10 months after the date of grant. The Directors' Plans also permit a non-employee director to elect to be paid any directors' fees in the form of Growth Shares or deferred Growth Shares ("Deferred Shares"). A director who makes the election to receive Growth Shares will receive Growth Shares having a fair market value equal to the amount of fees he has elected to forgo, with such shares issuable at the time the fees otherwise would have been paid. At any date on which fees are payable to a director who elected to defer fees in the form of Deferred Shares, the Company will credit such director's deferral account with a number of Deferred Shares equal to the number of Growth Shares having an aggregate fair market value at that date equal to the fees that otherwise would have been payable at such date. Whenever dividends are paid or distributions are made, the deferral account of a director who elected to receive Deferred Shares will be credited with dividend equivalents having a value equal to the amount of the dividend paid on a single Growth Share multiplied by the number of Deferred Shares credited to his deferral account as of the record date for such dividend. Such dividend equivalents will be credited to the deferral account as a number of Deferred Shares determined by dividingthe aggregate value of such dividend equivalents by the fair market value of a Growth Share at the payment date of the dividend. A total of 50,000 Growth Shares are reserved for grants under the 1996 Directors' Plan and a total of 50,000 Growth Shares are reserved for grants under the 1998 Directors' Plan. The number and kind of shares reserved and automatically granted under the Directors' Plans are subject to adjustment in the event of stock splits, stock dividends, and other extraordinary events.

                     IDENTIFICATION OF EXECUTIVE OFFICERS

      The following table identifies the executive officers of the Company and provides certain information about each of them.

                                  Current Position(s) with the Company
  Name and Age                        and Past Business Experience

Mark K. Joseph, 60       Chairman of the Board and Chief Executive Officer of
                         the Company since August 1996. (See description of past business experience in the preceding section.)

Michael L. Falcone, 37   President and Chief Operating Officer of the Company
                         since December 1997. Prior to his appointment as President and Chief Operating Officer, Mr. Falcone served as Executive Vice President from November
                         1996 to December 1997 and Senior Vice President from August 1996 to November 1996. Mr. Falcone is responsible for the day-to-day activities of the Company. Prior to joining the Company, he was a Senior
                         Vice President of Shelter Development Corporation where he was employed from 1983 to 1996. He is currently a board member of and shareholder in Shelter Development
                         LLC and Shelter Properties LLC.

Thomas R. Hobbs, 58      Senior Vice President and Secretary of the Company
                         since August 1996. Mr. Hobbs directs the administrative, board relations and investor services of the Company. He chairs the Credit Committee, providing direction on loan policy and product development. Previously, from 1986 to 1996, Mr. Hobbs was Senior Vice President and General Manager of the managing general partner of the Predecessor.

Gary A. Mentesana, 34    Senior Vice President of the Company since May 1997 and
                         Chief Financial Officer since January 1998. Before being appointed Senior Vice President and Chief
                         Financial Officer, Mr. Mentesana served as Vice
                         President from August 1996 to May 1997. Mr. Mentesana is responsible for the financial operations of the Company. He manages the capital market activities of the Company. Between 1988 and 1996, he performed similar functions for the managing general partner of the Predecessor. Mr. Mentesana is a certified public accountant.

Earl W. Cole, III, 45    Senior Vice President of the Company since November
                         1998.  Before being appointed Senior Vice President,
                         Mr. Cole served as Vice President of the Company from August 1996 to November 1998. Mr.Cole directs the portfolio management, loan servicing and underwriting operations of the Company. He served in a similar capacity for the managing general partner of the Predecessor from 1989 to 1996.

Jesse M. Chancellor, 41  Vice President of the Company since March 1997.  Mr.
                         Chancellor is responsible for the origination of investments in tax-exempt multifamily bonds. Prior to joining the Company, Mr. Chancellor was the Director of Field Operations for The Enterprise Foundation from 1994 to 1997, where he was responsible for all local Enterprise office activities including ensuring effective program delivery, strategic planning, and budgeting.

Richard A. Monfred, 38   Vice President of the Company since March 1998.  Mr.
                         Monfred is responsible for the origination of investments in tax-exempt multifamily bonds. Prior to joining the Company, Mr. Monfred was a principal at Neuberger, Gielen, Rubin & Gibber, P.A., a local
                         Baltimore law firm from 1989 to March 1998, where he specialized in commercial real estate acquisitions, dispositions, development, finance and leasing.

Angela A. Barone, 38     Controller of the Company since August 1996.  In April,
                         1998, Ms. Barone was appointed Assistant Secretary.
                         Ms. Barone has overall responsibility for financial and tax reporting, SEC and Exchange compliance and management of the Company's temporary investments.
                         Prior to joining the Company, Ms. Barone performed similar functions for the Predecessor beginning in 1994. Between 1992 and 1994, Ms. Barone was the
                         Corporate Accounting Manager for Kirschner Medical
                         Corporation, a publicly traded international medical products company. Ms. Barone is a certified public accountant.

    REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

      The  Compensation  Committee  met two  times  during  1998 and  determined executive compensation in accordance with recommendations of an independent consultant hired to perform such services. The recommendations were based on survey data prepared by nationally recognized real estate compensation consultants and included data from companies considered to be in MuniMae's peer group. The Company's executive officer compensation program is comprised of base salary, annual cash incentive compensation, long-term incentive compensation in the form of share options, deferred shares and various benefits, including medical and life insurance plans generally available to all employees of the Company.

    Executive Compensation

      The Company is committed to establishing and maintaining an organization and culture where all employees are equitably rewarded for their contribution to the success of the Company. The compensation program created has as its basis a strong pay-for-performance approach designed to foster and reward individual entrepreneurial action and resourcefulness within a team environment. The Company's overall compensation policy is designed to provide a reward structure that will motivate the executives to assist in achieving strategic and financial goals, retain and attract competent personnel and link the interests of management and shareholders through equity-based compensation.

      Base Salary. The Company generally establishes base salaries for executive officers, including the CEO, at amounts that fall at or below the market median determined by the consultants. This conservative position has allowed the Company to create long-term incentive opportunities that are at or somewhat above average. The Company provides for individual adjustments to base salary for changes in the market, expansion of job responsibilities and/or the executive's contribution to the financial success of the Company. The executive officers fall between the 25th percentile and the median, and lower for the CEO. Annual cash compensation (base salary and bonus) for all other officers is currently within the competitive ranges of the Company's peer groups. The Company has and will continue to periodically review the benchmark salary ranges to determine continued market competitiveness.

      Annual Incentive. The Company paid incentive compensation to the officers listed above during 1998. The incentive compensation plan provides incentives to executive officers based on the achievement of qualifying operating profit goals. The Compensation Committee awards annual bonuses to officers other than the CEO based on the recommendations of the CEO; for the CEO, annual bonuses are determined solely by the Compensation Committee. Based on the consultant's report, the Compensation Committee established three profit ranges, threshold, target and superior, to be used to determine bonus awards.

      The threshold performance range signifies a solid achievement but falls short of budget expectations. The target performance range signifies a stretch achievement that means achieving the business plan and internal budget goals. Finally, the superior performance range signifies an exceptional achievement toward realizing the long-term objectives of the Company and would significantly exceed budget expectations. The threshold, target and superior ranges are based exclusively on achievement of cash flow per share goals, taking into account the payment of all bonuses. The plan provides for incentive ranges as a percentage of base salary to determine annual bonuses within each profit range.

      For 1998, the Company achieved superior performance, and therefore, annual bonuses were paid to the executives, as well as employees, for performance under the plan in the superior performance range, as disclosed in the Summary Compensation Table.

      Long-term Incentive. The Company established the 1996 Share Incentive Plan (the "1996 Plan") prior to the merger with the Predecessor in August 1996. In June 1998, the Shareholders approved the 1998 Share Incentive Plan (the "1998 Plan" and collectively with the 1996 Plan, the "Plans"). The Plans provide a means to attract, retain and reward executive officers and other key employees of the Company, to link employee compensation to measures of the Company's performance, and to promote ownership of a greater proprietary interest in the Company. The Plan authorizes grants of a broad variety of awards, including non-qualified stock options, stock appreciation rights, restricted shares, deferred shares, and shares granted as a bonus or in lieu of other awards. Any restricted share or deferred share awards need to be approved or ratified by the Share Incentive Committee (the "Committee"). Initially, 883,033 Growth Shares and 839,000 Growth Shares are reserved for issuance in connection with awards under the 1996 Plan and the 1998 Plan, respectively, except that shares issued as restricted shares and shares issued as awards other than options (including restricted shares) are limited to 20% and 40% of the total number of Growth Shares reserved under the Plans, respectively. Shares subject to forfeited or expired awards, or relating to awards settled in cash or otherwise terminated without issuance of shares to the participant again become available under the Plans.

      The Plans are administered by the Committee, which consists of two or more independent directors. As of the date hereof, the Board has appointed Mr. Hillman and Mr. Baum as members of the Committee. This Committee is authorized to select from among the eligible employees of the Company the individuals to whom awards are to be granted and to determine the number of shares to be subject thereto and the terms and conditions thereof. The Committee may condition the grant, vesting, exercisability or settlement of any award on the achievement of specified performance objectives. Awards may be settled in cash, Growth Shares, other awards or other property, in the discretion of the Committee. The Committee is also authorized to adopt, amend and rescind rules relating to the administration of the Plans. The exercise price of stock options granted will be at least equal to 100% of the fair market value of Growth Shares on the grant date. No member of the Committee will be eligible to participate in the Plan. The Committee may adjust the number of shares reserved under the Plans and the number of shares relating to outstanding awards and related terms to reflect stock splits, dividends, and other extraordinary corporate events.

CEO Compensation

      In determining the CEO's base salary and incentive compensation, the Compensation Committee evaluates the compensation paid to chief executive officers considered in the Company's peer group. As a result of survey data gathered in 1997, the Compensation Committee determined that the CEO's base salary of $150,000 ranked in the lowest quartile among the Company's peer group. An increase in base salary was recommended; however, in 1997, 10,769 deferred Growth Shares were awarded in lieu of a salary increase. The amount of the deferred Growth Share awards approximates the base salary foregone. The independent consultants concurred with the Company's decision. Also, in 1998, survey data indicated that the CEO's base salary continued to rank in the lowest quartile among the Company's peer group. The CEO is eligible to receive awards under the Company's share incentive plan and incentive compensation plan.

      For the year ended December 31, 1998, the CEO received total cash payments of $265,769 in salary and bonus (as shown in the Summary Compensation Table on page __). The Compensation Committee considered these 1998 payments appropriate in light of Mr. Joseph's leadership and contributions to the overall long-term strategy and growth of the Company. As also shown in the Long-Term Incentive Plans Table, Mr. Joseph was granted an additional 32,000 deferred shares that vest over five years for so long as Mr. Joseph remains in the continuous employ of the Company.

                                       RESPECTFULLY SUBMITTED,

                                       COMPENSATION COMMITTEE

                                       Mr. Robert S. Hillman, Chairman
                                       Mr. Carl W. Stearn
                                       Mr. Charles C. Baum
                                       Mr. Mark K. Joseph

Aggregate Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

      The following table sets forth for the CEO and the other four most highly compensated executive officers of the Company: (i) the number of shares of the Company's Growth Shares acquired upon exercise of options during fiscal year 1998; (ii) the aggregate dollar value realized upon exercise; (iii) the total number of unexercised options held at the end of fiscal year 1998; and (iv) the aggregate dollar value of in-the-money unexercised options held at the end of fiscal year 1998.




                                                                                                     Value of Unexercised
                                   Shares                       Number of Unexercised Options        In-The-Money Options
                                Acquired on       Value            Held at Fiscal Y/E (#)             @ 12/31/98 ($) (1)
                                                              ---------------------------------- ------------------------------
            Name                Exercise (#)   Realized ($)    Exercisable      Unexercisable    Exercisable    Unexercisable
-----------------------------  --------------- -------------  --------------  ------------------ -------------  ---------------

Mark K. Joseph                       -          $     -           59,938            119,877       $     -        $     -
Michael L. Falcone                   -                -           44,954             89,908             -              -
Thomas R. Hobbs                      -                -           22,477             44,954             -              -
Gary A. Mentesana                    -                -           22,477             44,954             -              -
Earl W. Cole, III                    -                -           14,984             29,970             -              -

(1) Value of unexercised "in-th-money" options is the defference between the market price of the shares on December 31, 1998
    ($16.75 per share) and the exercise price of the option, multiplied by the number of shares subject to the option.  Options are only "in-the-money" if the fair market value of the underlying security exceeds the price of the option.


Employment Agreements

Each of Mark K. Joseph, Michael L. Falcone and Thomas R. Hobbs entered into an employment agreement with the Company for a term of three years. The agreements provide for annual compensation in the amounts of $150,000, $125,000 and $125,000, respectively, with allowance for cost of living adjustments. As a result of the compensation study, effective July 1, 1997 Mr. Falcone's agreement was amended to adjust his annual compensation to $175,000. Each of the employment agreements provides for certain severance payments equal to base compensation for the longer of the balance of the employment term or 18 months in the event of disability or termination by the Company without cause or by the employee with "good reason," and contains provisions which will provide such officers with substantial payments should their employment terminate as a result of a change in control. The employment agreements also provide for normal cost of living adjustments.

    Pursuant to the employment agreements, the Company generally will have "cause" to terminate Messrs. Joseph, Falcone or Hobbs if such person: (i) engages in acts or omissions with respect to the Company which constitute intentional misconduct or a knowing violation of law; (ii) personally receives a benefit of money, property or services from the Company or from another person dealing with the Company in violation of law; (iii) breaches his noncompetition agreement with the Company; (iv) breaches his duty of loyalty to the Company;
(v) engages in gross negligence in the performance of his duties; or (vi) repeatedly fails to perform services that have been reasonably requested of him by the Board of Directors following applicable notice and cure periods and which are consistent with the terms of his employment agreement.

    Each of Mr. Joseph, Mr. Falcone and Mr. Hobbs will have "good reason" to terminate his employment with the Company in the event of any reduction in his base compensation without his consent, any material breach or default by the Company under his employment agreement, any substantial diminution in his duties, any requirement to perform an act which would violate criminal law, or any requirement to perform an act not in the best interests of the Company and its Shareholders.

    As part of their employment agreements, each of Messrs. Joseph, Falcone and Hobbs are bound by a limited noncompetition covenant with the Company which prohibits them from engaging in or carrying on, directly or indirectly, whether as an advisor, principal, agent, partner, officer, director, employee, shareholder, associate or consultant of or to any person, partnership, corporation or any other business entity which is engaged in the business of financing or asset management of multifamily apartment properties financed by tax-exempt bonds, except by or through the Company, for 12 months following the termination of employment with the Company, without prior written consent of the Board of Directors; provided, however, if such person's employment is terminated by the Company without "cause" or by the employee for "good reason," the agreement not to compete will terminate upon termination of employment. Certain of the agreements may contain other exceptions.

Summary Compensation Table

    The following table sets forth the annual compensation paid or accrued by the Company from inception (August 1, 1996) through December 31, 1998 to the
Chief Executive Officer and to each of the Company's other four most highly compensated officers.



                                             Annual Compensation               Long-Term Compensation Awards
                                    ------------------------------------ ------------------------------------------
                                                                         Restricted     Securities
     Name and                                           Other Annual        Share       Underlying       Share       All Other
 Principal Position       Year (1) Salary ($) Bonus ($) Compensation (2) Awards ($)(3) Options/SARs (#) Options (#) Compensation ($)
------------------------- -------- --------- ---------- ---------------- ------------- ---------------- ----------- ----------------

Mark K. Joseph . . . . . .   1998  $ 157,769  $108,000      $ 7,253       $     -            -                -     $    176  (4)
 Chairman of the Board and   1997    150,000    50,000        6,230             -            -          179,815                -
 Chief Executive Officer     1996     62,589         -          795             -            -                -                -

Michael L. Falcone . . . .   1998    183,885    73,000        7,554             -            -                -        2,017  (6)
 President and Chief         1997    148,077    40,000        6,228             -            -          134,862        1,866  (6)
 Operating Officer (5)       1996     52,469         -          529             -            -                -          663  (6)

Thomas R. Hobbs . . . . .    1998    138,277    54,000        6,713             -            -                -        2,070  (7)
 Senior Vice President       1997    127,558    29,000        6,347             -            -           67,431        2,331  (7)
 and Secretary               1996     52,309         -          529             -            -                -          823  (7)

Gary A. Mentesana . . . .    1998    109,231    48,000        6,245             -            -                -        1,569  (9)
 Senior Vice President and   1997     88,693    25,000        5,356             -            -           67,431        1,134  (9)
 Chief Financial Officer (8) 1996     29,456         -          295             -            -                -          443  (9)

Earl W. Cole, III. . . . . . 1998    110,933    44,000        6,177             -            -                -          44  (11)
 Senior Vice President (10)  1997     89,897    20,000            -             -            -           44,954          66  (11)
                             1996     30,612    15,000            -             -            -                -         234  (11)



(1) The amounts indicated for 1996 are for the period August 1, 1996 (the date the Company commenced operations) through December 31, 1996.

(2) The amounts indicated for each officer are reimbursements during the fiscal year for the payment of taxes.

(3) 1998 awards of Deferred Shares are properly reflected on the Long-Term Incentive Plans - Awards in Last Fiscal Year Table located on page ____.

(4) The amount indicated represents the dollar value of insurance premiums paid by the Company with respect to term life insurance that benefits Mr. Joseph.

(5) Effective December 1997, Mr. Falcone was promoted to President and Chief Operating Officer. Prior to that time, Mr. Falcone was the Executive Vice President.

(6) The amounts indicated include $2,000, $1,800 and $636 for 1998, 1997 and 1996, respectively, related to the Company's contribution to Mr. Falcone's individual retirement account and $17, $66 and $27 for 1998, 1997 and 1996, respectively, for the dollar value of insurance premiums paid by the Company with respect to term life insurance that benefits Mr. Falcone.

(7) The amounts indicated include $1,957, $1,881 and $636 for 1998, 1997 and 1996, respectively, related to the Company's contribution to Mr. Hobbs' individual retirement account and $113, $450 and $187 for 1998, 1997 and 1996, respectively, for the dollar value of insurance premiums paid by the Company with respect to term life insurance that benefits Mr. Hobbs.

(8)        Effective  May 1997,  Mr.  Mentesana  was  promoted  to  Senior  Vice
           President from Vice President. In January 1998, in addition to his title as Senior Vice President, Mr. Mentesana now holds the title of Chief Financial Officer.

(9) The amounts indicated include $1,555, $1,080 and $423 for 1998, 1997 and 1996, respectively, related to the Company's contribution to Mr. Mentesana's individual retirement account and $14, $54 and $20 for 1998, 1997 and 1996, respectively, for the dollar value of insurance premiums paid by the Company with respect to term life insurance that benefits Mr. Mentesana.


(10) Effective November 1998, Mr. Cole was promoted to Senior Vice President from Vice President.

(11) The amounts indicated include $44, $66 and $102 for 1998, 1997 and 1996, respectively, for the dollar value of insurance premiums paid by the Company with respect to term life insurance that benefits Mr. Cole and $132 for 1996 related to the Company's contribution to Mr. Cole's individual retirement account.

Long-Term Incentive Plans - Awards in Last Fiscal Year

    The following table sets forth for the CEO and the other four most highly compensated executive officers of the Company: (i) the number of shares awarded during fiscal year 1998; (ii) the performance or other time period until payout or maturation of the award; and (iii) the estimated future payouts under non-stock price-based plans.





                                                      Performance     Estimated Future
                                                       or Other        Payouts under
                                Number of Shares,    Period Until        Non-stock
                                  units or other      Maturation        Price-based
            Name                  rights (#) (1)     or Payout (2)     Plans ($) (3)
-----------------------------  --------------------- --------------  -------------------

Mark K. Joseph                         32,000           5 years           $ 544,000
Michael L. Falcone                     25,000           5 years             425,000
Thomas R. Hobbs                         5,000           5 years              85,000
Gary A. Mentesana                      15,000           5 years             255,000
Earl W. Cole, III                       5,000           5 years              85,000



(1) A total of 96,000 Deferred Growth Shares were awarded in fiscal 1998, each with vesting occurring from three to five years beginning January 1, 1999. As of the end of fiscal 1998, the aggregate Deferred Growth Share holdings consisted of 199,799 shares worth $3,346,633 at the then current market value (as represented by the closing price of the Company's Growth Shares on December 31, 1998). Such amounts included $1,305,730 for Mr. Joseph (77,954 shares); $839,812 for Mr. Falcone (50,138 shares); $294,281 for Mr. Hobbs (17,569 shares); $461,781 for Mr. Mentesana (27,569 shares); and $168,271 for Mr. Cole (10,046 shares). Distributions are paid only with respect to the portion of the shares which have vested and become nonforfeitable in accordance with the share agreements. The Deferred Growth Share agreements also provide for accelerations of vesting on a discretionary basis, upon a change in control and death or disability.

(2) The shares become vested and nonforfeitable cumulatively to the extent of 20% of such Deferred Growth Shares on January 1, 1999 (the "Vesting Date") and 20% for each of the remaining four anniversaries of the Vesting Date for so long as the officers remain in the continuous employ of the Company.

(3) The amounts indicated represent the fair market value of the Deferred Growth Shares awarded on December 9, 1998 at the then closing price of the Company's Growth Shares on such date.

Compensation Committee Interlocks and Insider Participation

    No person who served as a member of the Compensation Committee during the 1998 fiscal year has ever been an officer or employee of the Company or any of its subsidiaries, except for Mark K. Joseph who serves as Chairman of the Board and Chief Executive Officer of the Company. During fiscal year 1998, no executive officer of the Company served as a director or member of the compensation committee of another entity, one of whose directors or executive officers served as a director or member of the Compensation Committee of the Company.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On August 1, 1996, the Company completed a merger (the "Merger") in which the Company succeeded to the business of the Predecessor. The former general partners of the Predecessor were responsible for initiating and structuring the Merger. Mark K. Joseph, Chairman of the Board and Chief Executive Officer, and Thomas R. Hobbs, Secretary and Senior Vice President of the Company, were stockholders, directors or officers of the former general partners of the Predecessor.


    As a result of the Merger, the former general partners (and their affiliates) received certain economic benefits, including 1,000 Term Growth Shares in exchange for their general partnership interests in the Predecessor and 883,033 Growth Shares in exchange for the contribution of their mortgage acquisition and servicing activities that generate fees from the operating partnerships that are the ultimate debtors on the Company's bond investments (the "Operating Partnerships"). In connection with the Merger, the former general partners retained Robert A. Stanger & Co., Inc., an independent third party, to render an opinion that the allocation of the Growth Shares and Term Growth Shares among the former general partners and the BAC holders was fair from a financial point of view.

    At the time of the Merger, the Company designated Shelter Development Holdings, Inc. ("Shelter Development") as the shareholder which has personal liability for the obligations of the Company (the "Special Shareholder") and whose death, retirement, resignation, expulsion, bankruptcy or dissolution would result in the dissolution of the Company (the "Dissolution Shareholder") to preserve its pass-through tax status under the tax laws in existence at that time. Mr. Joseph owns 100% of Shelter Development. In connection with the Merger, Shelter Development received 26,729 Growth Shares for its agreement to serve as the Special Shareholder and Dissolution Shareholder. The Company does not compensate Shelter Development annually for serving as the Special Shareholder or Dissolution Shareholder. Nevertheless, the Dissolution Shareholder has the right to appoint one director to the Company's Board of Directors so long as the size of the Board is 10 persons or less, and two directors if the size of the Board is more than 10 persons. In addition, if certain change-in-control transactions occur that the Special Shareholder has not approved, the Special Shareholder has the right to receive $1 million if it exercises its right to withdraw as the Special Shareholder of the Company.

    As noted above, the former general partners of the Predecessor received 883,033 Growth Shares in exchange for the contribution of their acquisition and mortgage servicing activities. Prior to the Merger, an affiliate of the former general partners of the Predecessor received project selection and acquisition fees from a partnership (MLP II), formed by the Predecessor to invest the proceeds from the Predecessor's February 1995 financing, in amounts equal to one percent of the gross proceeds permanently invested. In addition, prior to the Merger, the former general partners (and their affiliates) received mortgage servicing fees from the Operating Partnerships. As a result of the Merger, the Company receives (i) mortgage servicing fees from the Operating Partnerships controlled by non-affiliates and (ii) additional bond interest for bonds collateralized by properties owned by the 18 Operating Partnerships controlled by Mr. Joseph. For the year ended December 31, 1998, the Company received approximately $0.4 million in mortgage servicing fees and $1.5 million in additional bond interest as a result of the contribution of the mortgage servicing fee activities to the Company.

    Mr. Joseph owns an indirect interest in the general partners of the Southgate Crossings operating partnership. Also, Mr. Joseph controls the general partners of 18 of the original 22 Operating Partnerships whose property collateralizes the Company's bonds and Mr. Hobbs serves as an officer of such general partners. The mortgage revenue bonds relating to the 18 Operating Partnerships have an aggregate principal face amount of approximately $155 million and have interest rates ranging from 3% to 16% (excluding contingent interest not to exceed 16% on those bonds with stated rates equal to or less than 16%). In order to preserve the loan obligations and the participation in cash flow for the Company and thereby assure that the Company will continue to recognize tax-exempt ie, 12 of the 18 operating partnerships were created as successors to the original borrowers.

    On September 1, 1996, 11 of the 18 Operating Partnerships controlled by Mr. Joseph entered into an agreement with the Company whereby the terms of certain notes held by the Company were amended to defer principal amortization on such notes. As a result of this transaction, additional interest income recognized by the Company was $0.9 million for the year ended December 31, 1998. Additionally, on July 1, 1997, nine of the eleven operating partnerships entered into an agreement with the Company whereby the principal amortization on one of these notes was increased. The increase in the principal payments on these notes was equal to the amount of principal payments suspended on the other notes. This action did not change the total cash payments received from the operating partnerships, nor did it change total income, but did result in a reclassification of interest income on bonds to interest earned on related notes of $0.9 million for the year ended December 31, 1998. On December 30, 1998, the Company amended, consolidated and sold notes relating to three Operating Partnerships in the aggregate principal face amount of $7.4 million. In order to facilitate the sales of the notes, the Company provided a guarantee on behalf of the operating partnerships for the full and punctual payment of interest and principal due under the notes.

    Mr. Joseph controls and is an officer of, and Mr. Falcone has an ownership interest in and is a board member of, an entity which is responsible for a full range of property management functions for certain properties that serve as collateral for the Company's bond investments. For these services, the affiliate receives property management fees pursuant to management contracts with the Operating Partnerships controlled by Mr. Joseph. The Company's management believes that these contracts provide for fees which are at or below market rates for property management fees. During the year ended December 31, 1998 these fees approximated $1.0 million. The Company's management believes that the property management agreements with the affiliate will continue to be renewed by the Operating Partnerships only if (i) the affiliate is providing such property management services at a price competitive with the price which would be charged for such goods and services by independent parties for comparable goods and services in the same geographic location, and (ii) in the case of any such management agreement with an affiliate of any member of the Company's Board of Directors, such agreement is approved by the independent directors of the Board.

    This entity also provides the Company with certain administrative services (primarily computer network related) for which the entity receives direct reimbursement from the Company on a monthly basis. For the year ended December 31, 1998, the Company paid $0.2 million to the affiliate for these administrative services. Also, prior to November 1998, the Company reimbursed an entity controlled by Mr. Joseph for the rental cost of the Company's office space. In November 1998, the Company assumed the lease agreement for the Company's office space from this entity at market rates. Mr. Joseph and Mr. Berndt have ownership interests in the partnership that leases the office space to the Company. For the year ended December 31, 1998, the Company paid $30,000 in rental lease payments under the lease agreement.

    At December 31, 1998, the Company owned all of the interests in a trust that holds a $33.9 million bond collateralized by the Village of Stone Mountain. The borrower of the $33.9 million mortgage revenue bond is the Shelter Foundation, a public non-profit foundation that provides housing and related services to families of low and moderate income. Mr. Joseph is the President and one of five directors of the Shelter Foundation. In addition, companies in which Mr. Joseph owns an indirect minority interest and Mr. Falcone owns a direct minority interest, received a consulting fee of 1.0% of the loan amount and serve as property manager of the related apartment project for a fee of $13,750 per month payable out of available cash flow.

    Richard O. Berndt, a director since 1996, is the managing partner of the law firm Gallagher, Evelius and Jones ("GEJ"), which provides corporate and real estate related legal services to the Company. For the year ended December 31, 1998, GEJ received $650,000 in legal fees generated by transactions structured by the Company of which $152,000 was directly incurred by the Company. The total amount of $650,000 represented 7.0% of GEJ's total revenues for 1998.

    An affiliate of Merrill Lynch Pierce Fenner & Smith Incorporated ("Merrill Lynch") owns 1,250 Term Growth Shares of the Company and 128,367 Growth Shares. The Company may from time to time enter into various investment banking, financial advisory and other commercial services with Merrill Lynch for which Merrill Lynch receives and will receive (in the future) customary compensation. The Company also enters into various investments and interest rate swap transactions with Merrill Lynch on terms generally available in the marketplace.

Performance Graph

    The following table compares total shareholder returns for the Company at December 31, 1998 to the Standard and Poors 500 Index ("S&P 500"), the NAREIT Index ("NAREIT") and the Lipper Municipal Bond High Yield Index ("Lipper Bond") assuming a $100 investment made on December 31, 1996. The Company does not believe that there are any other businesses or indices that reflect both the same industry as that in which the Company operates and the same "pass-through" tax status as that of the Company. Accordingly, the Company selected the NAREIT and Lipper Bond indices because the NAREIT index consists of real estate investment trusts which, like the Company, pass-through their income to their shareholders, although not tax-exempt income, and the Lipper Bond index, which represents the performance of municipal bond issues.

                        Comparative Price Performance
                            Indexed Closing Prices
                (Values Indexed to 100 as of December 31, 1996)


                     Dec-96      Jun-97      Dec-97      Jun-98      Dec-9
MuniMae              100.00      109.40      132.90      154.90      122.30
S&P 500              100.00      120.60      133.30      156.90      171.30
NAREIT               100.00      125.74      141.03      133.77      114.49
Lipper Bond          100.00      103.29      109.78      113.06      115.88


   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the Company's Growth Shares and Term Growth Shares as of March 12, 1999, of (i) each director and nominee as director, (ii) all persons known by the Company to be beneficial owners of more than 5% of its Growth Shares and Term Growth Shares and (iii) all the executive officers and directors of the Company as a group. With respect to shares subject to options, only those shares subject to options which are immediately exercisable or exercisable within 60 days are listed below. Unless otherwise indicated, each Shareholder has sole voting and investment power with respect to the shares beneficially owned.


                                                         Growth Shares            Term Growth Shares
                                                  -----------------------------  ---------------------
                                                    Number of       Percent of    Number of  Percent of
                     Name                            Shares           Class       Shares      Class
------------------------------------------------  --------------    -----------  ----------  ---------

Mark K. Joseph                                        1,063,240  (1)   6.33            740      37.00
Michael L. Falcone                                      123,433  (2)      *              -          -
Thomas R. Hobbs                                          49,819  (2)      *              -          -
Gary A. Mentesana                                        56,218  (2)      *              -          -
Earl W. Cole, III                                        31,979  (2)      *              -          -
Jesse M. Chancellor                                      20,226  (2)      *              -          -
Angela A. Barone                                         15,488  (2)      *              -          -
Charles C. Baum                                          14,000  (3)      *              -          -
Richard O. Berndt                                         5,000  (3)      *              -          -
Robert S. Hillman                                         7,500  (3)      *              -          -
William L. Jews                                           5,550  (3)      *              -          -
Carl W. Stearn                                           41,244  (3)      *              -          -
Two Broadway Associates IV                              128,367           *          1,250      62.50
    2 World Financial Center, South Tower
    New York, New York 10080-6123
All directors and officers as a group (12 persons)    1,433,697        8.54            740      37.00

--------------------------

       *Less than one percent.

(1) Included in Mr. Joseph's beneficial ownership of Growth Shares are:  (a) 119,876 Growth Shares subject to options granted under the 1996 Share Incentive Plan and (b) Growth Shares held by certain entities controlled by Mr. Joseph (detailed below).  Certain limited partners in one such entity are officers of the Company.  As a result of their limited partnership interest in that entity, such officers would be entitled to receive the following allocation of shares.  Accordingly, these shares are not included in each officers' beneficial ownership above.


     Michael L. Falcone                                  44,861 Growth Shares
     Thomas R. Hobbs                                     31,819 Growth Shares
     Earl W. Cole, III                                    9,618 Growth Shares
     Gary A. Mentesana                                   11,758 Growth Shares

    The Term Growth Shares reported herein are helf by SCA Associates 86 II Limited Partnership (365 shares)
    and SCA Realty I, Inc. (375 shares) which are controlled by Mr. Joseph.


(2) Included in each officer's beneficial ownership of Growth Shares are Growth Shares subject to options granted under the 1996 Share Incentive Plan as follows:

                                                  Shares Subject
                                                   to Options
                                                  --------------
     Michael L. Falcone                                  89,908
     Thomas R. Hobbs                                     44,954
     Gary A. Mentesana                                   44,954
     Earl W. Cole, III                                   29,969
     Jesse M. Chancellor                                 16,667
     Angela A. Barone                                    14,984

(3) Included in each board member's beneficial ownership of Growth Shares are Growth Shares subject to options granted under the 1996 Non-Employee Directors' share Plan as follows:

                                                  Shares Subject
                                                   to Options
                                                  --------------
     Charles C. Baum                                      5,000
     Richard O. Berndt                                    4,500
     Robert S. Hillman                                    5,000
     William L. Jews                                      5,000
     Carl W. Stearn                                       5,000


               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    The Company's audited financial statements for the year ended December 31, 1998, have been provided to the Shareholders as part of the Annual Report to Shareholders. PricewaterhouseCoopers LLP has acted as the Company's independent accountants since the successful completion of the Merger into the Company in 1996 and also acted as the independent accountants for the Predecessor since 1986. No election, approval or ratification of independent accountants by the Shareholders is required. The Audit Committee intends to select the independent accountants for the fiscal year ended December 31, 1999 at its next scheduled meeting. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting with the right to make a statement if he or she so desires and will be available to respond to appropriate questions by the Shareholders.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and persons who own more than 10% of the Company's outstanding Growth Shares to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership, reports of changes in ownership and annual reports of ownership of Growth Shares. Specific due dates for these records have been established and the Company is required to report on this proxy statement any failure to file by these dates in 1998. Based solely on a review of copies of such reports of ownership furnished to the Company, the Company believes that the following reports were filed late. Late reports on Form 4 were filed by Carl Stearn for February, April, July, September and December due to travel and correction of shares received under the Directors' Plans. Late reports on Form 4 were filed by Gary Mentesana, Earl W. Cole, Thomas Hobbs, Mark Joseph and Jesse Chancellor for December 1998 in order to properly reflect share awards under the share incentive plans. Mr. Baum filed Form 4 late for April 1998 to properly reflect shares received under the Directors' Plans. Late reports on Form 4 for May and December 1998 were filed by Robert Hillman, Richard Berndt and Charles Baum to properly reflect shares received under the Directors' Plans. The Company has developed new procedures to insure timely compliance with Section 16(a) of the Securities Act of 1934.

           PROPOSAL TO APPROVE AMENDMENT TO THE COMPANY'S OPERATING
             AGREEMENT IN ORDER TO CHANGE THE NAME OF THE COMPANY
                              (Proposal No. 2)

The following is the proposed amendment to the text contained in Section 2.2. Company Name. of the Company's Operating Agreement. The underscored text will replace the current name of the Company as defined by this Section 2.2.

  2.2. Company Name. The name of the Company is "Municipal Mortgage & Equity, LLC". The business of the Company shall be conducted under such name or such other names as the Board of Directors or the Shareholders may from time to time determine on and pursuant to the terms of this Agreement.

           PROPOSAL TO APPROVE AMENDMENT TO THE COMPANY'S OPERATING
            AGREEMENT IN ORDER TO CHANGE THE NAME OF THE COMPANY'S
                                GROWTH SHARES
                               (Proposal No. 3)

The following is the proposed amendment to the text contained in Section 3.1.(a)(i) shares which are designated "Growth Shares"; of the Company's Operating Agreement. The underscored text will replace the current name of the Company's Growth Shares as defined by this Section 3.1.(a)(i). All other text contained in this section shall remain in its entirety. As a result, all references to Growth Shares in the Operating Agreement will be changed to read "Common Shares."

    3.1.  Classes of Shares.

    (a) The Company shall have the authority to issue the following classes and series of Shares:

           (i)  shares which are designated "Common Shares";



                               OTHER BUSINESS

    The Board of Directors is not aware of any other matters which may come before the meeting. It is the intention of the persons named in the enclosed proxy to vote all shares represented by proxies in accordance with their best judgment if any other matters do properly come before the meeting.

    Whether or not you attend the Annual Meeting in person, it would be appreciated if you would fill in, date and sign the enclosed proxy and return it promptly. If you attend the meeting, you may vote your shares even though you may have sent in your proxy.

    UPON WRITTEN REQUEST OF ANY SHAREHOLDER WHO WAS A BENEFICIAL OWNER OF THE COMPANY'S GROWTH SHARES ON THE RECORD DATE FURNISHED TO THE SECRETARY OF THE COMPANY AT THE ADDRESS SET FORTH BELOW, THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998.



             SHAREHOLDER PROPOSALS FOR THE 2000 PROXY STATEMENT

    Proposals by Shareholders intended to be presented at the Company's 2000 Annual Meeting, in order to be included in the 2000 Proxy Statement and proxy, must be received by the Company at its principal corporate offices no later than December 16, 1999.

                                     MUNICIPAL MORTGAGE AND EQUITY, L.L.C.
                                     218 N. Charles Street, Suite 500
                                     Baltimore, Maryland 21201

Dated:  March 25, 1999

                             REVOCABLE PROXY
                   MUNICIPAL MORTGAGE AND EQUITY, L.L.C.
                               GROWTH SHARES

 X   Please Mark Votes As In This Example

               Proxy for Annual Meeting of Shareholders
                         Wednesday, May 5, 1999

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
         Revoking all prior proxies, the undersigned, a Shareholder of Municipal Mortgage and Equity, L.L.C. (the "Company"), hereby appoints Thomas R. Hobbs, Michael L. Falcone and Angela A. Barone, and each of them, attorneys and agents of the undersigned, with full power of substitution, to vote all Growth Shares, no par value (the "Shares"), of the undersigned in the Company at the Annual Meeting of Shareholders of the Company to be held at the Company's offices at 218 N. Charlest St., Park Charles Building, Suite 500, Baltimore, Maryland 21201, on May 5, 1999, at 9:00 a.m., local time, and at any adjournment thereof, as fully and effectively as the undersigned could do if personally present and voting as indicated hereon, and at their discretion, upon any other business not now known which properly may come before the said meeting, all as more fully set forth in the accompanying proxy statement, receipt of which is acknowledged.

             For               Withhold         For All Except

         ________              _______             _______

1.   ELECTION OF DIRECTORS (For a term of 3 years):
         MARK K. JOSEPH
         CHARLES C. BAUM

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.


2. PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF FORMATION AND OPERATING AGREEMENT IN ORDER TO CHANGE THE NAME OF THE COMPANY TO "MUNICIPAL MORTGAGE & EQUITY, LLC" as adopted and recommended by the Board of Directors.

             For               Against                   Withhold

          _______              _______                    _______

3. PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF FORMATION AND OPERATING AGREEMENT IN ORDER TO CHANGE THE NAME OF THE COMPANY'S GROWTH SHARES TO "COMMON SHARES" as adopted and recommended by the Board of Directors.
             For               Against                   Withhold

           _______             _______                    _______

If no choice is indicated above, this proxy shall be deemed to grant authority to vote FOR the election of director nominees and to vote FOR the proposals. The Shareholder's signature should be exactly as the name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please be sure to sign and date this Proxy in the box below.

 Date



 Shareholder sign above                    Co-holder (if any) sign above